UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 15, 2006

Tenthgate Incorporated (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

000-51059 (State or Other Jurisdiction of Incorporation or Organization)	20-2976749 (IRS Employer Identification No.)

1900 Campus Commons Drive, Suite 100 Reston, VA 20191 (Address of Principal Executive Offices)

(703) 766-6556 (Issuer’s Telephone Number, Including Area Code)

(Former Name, Former Address and Former Fiscal Year, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act.

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02. Election of Directors.

On November 15, 2006, we nominated four additional members of the board of directors. All four director nominees were unanimously elected and ratified to serve an initial 1 year term by the existing board members. Our board of directors now consist of six members. The newly elected members of the board of directors include:

David A. Dedman - 46, Director: He currently serves as Associate General Counsel of Lockheed Martin Corporation. His principal areas of practice experience include corporate and securities law, corporate governance, strategic business transactions (including mergers, acquisitions, divestitures and joint ventures) and corporate finance. He is a director or officer of several Lockheed Martin subsidiaries.  Mr. Dedman also recently served as a director of Space Imaging, LLC, a commercial satellite imagery company. Prior to joining Lockheed Martin in 2000, Mr. Dedman served in a similar capacity at COMSAT Corporation, an international satellite telecommunications company. Prior to that, Mr. Dedman was in private practice with the law firm of Hogan & Hartson, LLP in Washington, D.C. Mr. Dedman holds a juris doctor degree from Indiana University School of Law (1985) and a bachelors degree from Vanderbilt University (1982).

Matthew Taylor - 44 Director: He is a senior executive with 20 years of progressive global business leadership experience. He is currently the Director of Operations, Fluid Systems and Controls Center of Excellence for the Woodward Governor Company. Woodward, a public company, is the world’s largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, power generation, and process automation equipment. Prior to joining Woodward, Mr. Taylor was Vice President and General Manager of Warner Electric. Warner Electric is a global manufacturer of engineered power transmission products that serve the turf and garden, material handling, and industrial markets. Mr. Taylor also served with Eaton Corporation and Delphi Delco Electronics in a variety of progressive operations, engineering, sales, strategic planning, and business management leadership positions. Mr. Taylor has served on the board of directors for the Manatee Chamber of Commerce, Manatee United Way, and the Gulf Coast Wonder and Imagination Zone. He is a graduate of Michigan State University with a B.S. Civil Engineering (1985) and Purdue University with a M.S. Management (1995).

Neil Strodel - 58 Director: He is a senior executive with 30 years of progressive business and higher education leadership experience. He is currently the Associate Vice President-Chief Human Resources Officer of Syracuse University located in Syracuse, New York, which has approximately 10,000 employees and 18,000 students. Strodel’s experience is in the areas of leadership, compensation, recognition and rewards, and executive level recruitment. Under Strodel’s leadership, Syracuse University has been recognized regionally and nationally as an Employer of Choice, winning such awards as the Central New York Society for Human Resources Management’s (SHRM) Employer of Choice Award (2005), SHRM HR Excellence Award (2002 and 2003), Donlon Award for Best Practices in Family Workplace Policies (2005), and the Donlon Spirit of Excellence Award (2003). Strodel is considered a thought leader in the areas of institutional culture, leadership and work/life balance. Prior to his experience at Syracuse University, Mr. Strodel served as Vice President of Human Resources at Syracuse China Corporation, a multi-plant commercial chinaware manufacturer with locations both domestic and international. Strodel served as a corporate officer. Mr. Strodel’s other professional experiences include performing independent consulting assignments in several different industries in the areas of organizational development, leadership, strategic planning and executive coaching. In addition, Mr. Strodel has served on the board of the College and University Professional Association-Human Resources (CUPA-HR) Eastern Region board, co-authored articles in the CUPA-HR Journal, and was featured in the cover story of Human Resources Executive magazine in the February, 2002 article on health care. Strodel is a graduate of Cornell University (BS, ILR, 1975) and Syracuse University (MBA, 1985).

John T. Wisneski MD - 51, Director, He is an Internal Medicine physician who has an active practice in Pittsburgh, Pennsylvania. He received his undergraduate degree from The Johns Hopkins University in Baltimore, Maryland. He received his Medical Degree from Washington University in St. Louis, Missouri. Internship and residency were completed at the University of Pittsburgh Presbyterian University Hospital in Pittsburgh, Pennsylvania. Dr. Wisneski is board-certified in Internal Medicine by the American Board of Internal Medicine. Currently he is Director of Medical Services at UPMC St. Margaret Hospital in Pittsburgh, Pennsylvania as well as Chairman of the Department of Medicine. Dr. Wisneski is also Chairman of Quality Care Management at UPMC St. Margaret. He resides in Allison Park, Pennsylvania with his family.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2006     Tenthgate Incorporated
                        (Registrant)
            By:  /s/ Tim Novak
                                                Name: Tim Novak
                   Title: Chairman of the Board
                                                Chief Executive & Financial Officer